Exhibit (l)(iii)

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

(212) 735-3000

May 6, 2013

GAMCO Global Gold, Natural Resources & Income Trust by Gabelli

One Corporate Center

Rye, New York 10580-1422

Re:	GAMCO Global Gold, Natural Resources & Income Trust by Gabelli

Preferred Shares Shelf Takedown

Ladies and Gentlemen:

We have acted as special counsel to GAMCO Global Gold, Natural Resources & Income Trust by Gabelli, a Delaware statutory trust (the “Company”), in connection with the Company’s sale of up to 4,000,000 shares (the “Securities”) of the Company’s 5.00% Series B Preferred Shares, liquidation value $25.00 per share, par value $0.001 per share (the “Preferred Shares”), pursuant to the Underwriting Agreement, dated May 2, 2013, by and among Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and G.research, Inc., as the representatives of each of the several underwriters named in Schedule I therein, the Company and Gabelli Funds, LLC, a Delaware limited liability company and the investment adviser to the Company (the “Underwriting Agreement”).

This opinion is being furnished in accordance with the requirements of sub paragraph (l) of item 25.2 of part C of Form N-2.

In rendering the opinions set forth herein, we have examined and relied on originals or copies of: (i) the Company’s shelf registration statement on Form N-2 (No. 333-186097) filed on January 18, 2013 by the Company, as amended by pre-effective Amendment No. 1 thereto and post-effective Amendment No. 1 thereto (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”); (ii) the Certificate of Trust of the Company, dated January 4, 2005, as amended to date and as certified by the Secretary of State of the State of Delaware on May 2, 2013; (iii) the Third Amended and Restated Agreement and Declaration of Trust of the Company as amended to date and currently in effect; (iv) the Statement of Preferences defining the terms of the Preferred Shares; (v) the By-laws of the Company, as amended to date and currently in effect; and (vi) certain resolutions of the Board of Trustees of the Company relating to the issuance, sale and registration of the Securities (the “Resolutions”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, including endorsements, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

We do not express any opinion with respect to the laws of any jurisdiction other than the Delaware Statutory Trust Act.

Based upon and subject to the foregoing and to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Securities have been duly authorized and, when the Securities are issued and delivered by the Company pursuant to the Resolutions, the Underwriting Agreement and the Registration Statement against payment of the consideration set forth therein, the Securities will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

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